EXHIBIT 10.26

                                    CONTRACT


This contract between Dr. Robert M. Oliver ("Oliver") and Fair, Isaac and Company, Incorporated (the "Company"), is entered into in light of the following facts:

         1. Oliver was elected Chairman pro tem of the Company's Board of Directors on November 21, 1995, and Chairman of the Board on January 29, 1996; and

         2. The Company desires to make use of Oliver's skills and experience in various matters for so long as Oliver remains Chairman of the Company's Board of Directors.

THEREFORE, the parties have agreed as follows:

         1. Oliver agrees to make himself available to the Company approximately half-time (1,000 hours per year) for so long as he remains Chairman of the Company's Board of Directors.

         2. The Company agrees to pay Oliver at the rate of $100,000.00 per year, payable quarterly in arrears for his services hereunder, and to reimburse Oliver for out-of-pocket expenses incurred for the benefit of the Company in accordance with the same expense reimbursement guidelines applicable to employees of the Company. Reimbursement for expenses will be made after submission of an expense report and appropriate documentation. In addition to the above amounts, the Company shall pay Oliver the sum of $2,000.00 for each meeting of its Board of Directors which he attends while Chairman.

         3. Oliver and the Company agree that, should his work for the Company exceed 1,000 hours per year, compensation for such additional work shall be subject to mutual agreement of Oliver and the Company.

         4. The term of this agreement shall begin on January 1, 1996, and shall continue indefinitely until (a) it is terminated by either party on 60 days' written notice to the other, (b) Oliver resigns from or is not re-elected to the Company's Board of Directors, or (c) another person is elected as Chairman of the Company's Board of Directors. Nothing
                  contained herein shall be construed as constituting an agreement that Oliver shall be nominated or elected to the Company's Board of Directors or elected as Chairman of said Board.



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         5.       It is understood  that this contract  requires the approval of the disinterested Directors of the Company. Notwithstanding the foregoing, the Company shall in any event pay Oliver the amounts due hereunder for the period from January 1, 1996 through June 30, 1996.

Dated as of April 2, 1996.

Fair, Isaac and Company Incorporated


By: /s/  PETER L. MCCORKELL
    ----------------------------------
         Peter L. McCorkell
Its Senior Vice President and Secretary



    /s/  ROBERT M. OLIVER
    ----------------------------------
         Robert M. Oliver